EXHIBIT 23.1

[letterhead of Rotenberg Meril Solomon Bertiger & Guttilla, P.C.]

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 2, 2008 included in Ambient Corporation's Annual Report on Form 10-KSB for the years ended December 31, 2007 and 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern) and to all references to our firm included in this Registration Statement.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.
Rotenberg Meril Solomon Bertiger & Guttilla, P.C. Saddle Brook, New Jersey January 16, 2009